                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                         THE SPECTRANETICS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

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   (2)  Aggregate number of securities to which transaction applies:

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   (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   (4)  Proposed maximum aggregate value of transaction:

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   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

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   (2)  Form, Schedule or Registration Statement No.:

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   (4)  Date Filed:

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

                         THE SPECTRANETICS CORPORATION
                               96 TALAMINE COURT
                           COLORADO SPRINGS, CO 80907
                                 (719) 633-8333

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 JUNE 21, 2000

     The Annual Meeting of the Shareholders of THE SPECTRANETICS CORPORATION will be held at the Hotel Inter-Continental, 111 East 48th Street, New York, New York, on Wednesday, June 21, 2000 at 10:00 a.m. (EDT) for the following purposes:

          1. To elect two (2) members of the Board of Directors to serve three-year terms until the 2003 Annual Meeting of Shareholders, or until successors are elected and have been duly qualified.

          2. To approve an amendment to the 1997 Equity Participation Plan to increase the number of shares authorized for issuance thereunder from 2,500,000 shares to 6,000,000 shares

          3. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the current fiscal year.

          4. To approve an amendment to the Company's Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder from 350,000 shares to 850,000 shares and to increase the maximum percentage of a participant's base compensation which may be used to purchase stock in a particular purchase period from 5% to 15%.

     Only shareholders of record as of the close of business on May 4, 2000, the record date, will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

     Shareholders are requested to complete, date, sign and return the enclosed proxy card in the accompanying postage-paid envelope we have provided as soon as possible. Shareholders with shares registered directly with the Company's transfer agent, Norwest Bank, may also vote via the Internet at Internet address -- www.eproxy.com/spnc/ -- or they may vote telephonically by calling 1-800-240-6326. Shareholders holding Spectranetics shares with a brokerage firm or a bank may also be eligible to vote via the Internet or to vote telephonically by calling the telephone number referenced on their voting form; these proxy services are provided by ADP Investor Communication Services on behalf of the brokerage firms and banks. Submitting your proxy with the Proxy Card or via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ PAUL C. SAMEK
                                            Paul C. Samek
                                            Vice President Finance, Chief
                                            Financial Officer

Colorado Springs, Colorado
April 28, 2000

                               SPECTRANETICS LOGO

                         THE SPECTRANETICS CORPORATION
                               96 TALAMINE COURT
                           COLORADO SPRINGS, CO 80907
                                 (719) 633-8333

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 21, 2000

                                PROXY STATEMENT

                            SOLICITATION OF PROXIES

     This Proxy Statement is furnished to shareholders in connection with the Solicitation of Proxies by the Board of Directors of THE SPECTRANETICS CORPORATION (the "Company" or "SPNC") for use at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held at the Hotel Inter-Continental, 111 East 48th Street, New York, New York, on June 21, 2000, at 10:00 a.m. (EDT) and at any adjournments or postponements thereof. This Proxy Statement and Proxy are being mailed to Shareholders on or about May 16, 2000.

     The cost of soliciting Proxies is being borne by the Company. In addition to the mailings, the Company's officers, directors and other regular employees, without additional compensation, may solicit Proxies by telephone or by oral communication or by other appropriate means. The Company does not currently anticipate hiring a firm to solicit Proxies. The Company will pay all ordinary fees related to the preparation of the Proxy Statement, including legal fees, printer costs, and mailing costs.

     If the enclosed Proxy is properly executed, returned and unrevoked, the shares represented thereby will be voted in the manner specified. If no specification is made in an executed Proxy received by the Company, then the Proxy shall be voted FOR (i) the election of the two (2) nominees to the Board of Directors listed herein; (ii) approval of an amendment to the 1997 Equity Participation Plan to increase the number of shares authorized for issuance thereunder from 2,500,000 shares to 6,000,000 shares; (iii) ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors; and
(iv) approval of an amendment to the Company's Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder from 350,000 shares to 850,000 shares and to increase the maximum percentage of a participant's base compensation which may be used to purchase stock in a particular purchase period from 5% to 15%. A Proxy may be revoked by a shareholder at any time prior to the exercise thereof by written notice to the Secretary of the Company, by submission of another Proxy bearing a later date, or by attending the Meeting and voting in person.

     Discretionary authority is provided in the Proxy as to matters not specifically referred to therein. The Board of Directors is not aware of any other matters which are likely to be brought before the Meeting. However, if any such matters properly come before the Meeting, the Proxy holder or holders are fully authorized to vote thereon in accordance with the Proxy holder's or holders' judgment and discretion.

                       RECORD DATE AND VOTING SECURITIES

     Only holders of record of the Company's $.001 par value common stock ("Common Stock") outstanding as of the close of business on May 4, 2000, will be entitled to notice of and to vote on matters presented at the Meeting or any adjournment or postponement thereof. As of April 10, 2000 there were 23,223,591 shares of Common Stock outstanding. Each share of Common Stock will be entitled to one vote on each matter presented at the Meeting, and there is no cumulative voting. In order to constitute a quorum for the conduct of business at the Meeting, a majority of the outstanding shares of Common Stock entitled to vote at the Meeting must be represented at the Meeting. Shares represented by Proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

     The following table sets forth certain information as to the number of shares of Common Stock of SPNC beneficially owned as of March 31, 2000, by (i) each of SPNC's Directors; and (ii) the Named Executive Officers (as defined on page 7 hereof); and (iii) all of the current executive officers and Directors of SPNC as a group. Except as otherwise indicated, SPNC believes that the beneficial owners of the Common Stock listed below, based solely on information furnished by such holders, have sole voting and dispositive power with respect to such shares, subject to community property laws, where applicable. "Percent Beneficially Owned" is based on shares of Common Stock outstanding on March 31, 2000.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

                                                              SHARES BENEFICIALLY OWNED
                                                              --------------------------
                                                               NUMBER OF
NAME AND ADDRESS                                                SHARES       PERCENTAGE
----------------                                              -----------   ------------
5% SHAREHOLDERS
Special Situations Fund III, L.P.(1)........................     794,000        3.4%
Special Situations Private Equity Fund, L.P.(1).............     506,500        2.2%
Special Situations Cayman Fund, L.P.(1).....................     300,000        1.3%
As a group..................................................   1,600,500        6.9%
DIRECTORS AND NAMED EXECUTIVE OFFICERS(2)
Joseph A. Largey(3).........................................     681,244        2.9%
Gary R. Bang(4).............................................     107,200       *
Cornelius C. Bond, Jr.(5)...................................     224,908       *
Emile J. Geisenheimer(6)....................................     220,364       *
James A. Lent(7)............................................     110,000       *
Joseph M. Ruggio, M.D.(8)...................................      78,500       *
John G. Schulte(9)..........................................      75,000       *
Henk Kos(10)................................................     190,104       *
Lawrence E. Martel(11)......................................     197,877       *
James P. McCluskey(12)......................................     132,809       *
Dale T. Muth(13)............................................     130,613       *
Christopher Reiser, Ph.D(14)................................     122,441       *
Bruce E. Ross(15)...........................................      96,164       *
All named executive officers and Directors as a group (15
  persons)(16)..............................................   2,457,577        9.8%

---------------

  *  less than 1%

 (1) The address of Special Situations Fund III, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Cayman Fund, L.P. is 153
     E. 53rd Street, New York, NY 10022-4611.

 (2) The address of each of the Directors and the Named Executive Officers listed herein is c/o The Spectranetics Corporation, 96 Talamine Court, Colorado Springs, CO 80907.

 (3) Includes options for 654,744 shares which are exercisable within 60 days of March 31, 2000.

 (4) Includes options for 75,000 shares which are exercisable within 60 days of March 31, 2000.

 (5) Includes options for 107,224 shares which are exercisable within 60 days of March 31, 2000.

 (6) Includes options for 200,000 shares which are exercisable within 60 days of March 31, 2000.

 (7) Includes options for 100,000 shares which are exercisable within 60 days of March 31, 2000.

 (8) Includes options for 75,000 shares which are exercisable within 60 days of March 31, 2000.

 (9) Includes options for 75,000 shares which are exercisable within 60 days of March 31, 2000.

(10) Includes options for 169,062 shares which are exercisable within 60 days of March 31, 2000.

(11) Includes options for 179,742 shares which are exercisable within 60 days of March 31, 2000.

(12) Includes options for 7,312 shares which are exercisable within 60 days of March 31, 2000.

(13) Includes options for 127,638 shares which are exercisable within 60 days of March 31, 2000.

(14) Includes options for 54,812 shares which are exercisable within 60 days of March 31, 2000.

(15) Includes options for 61,813 shares which are exercisable within 60 days of March 31, 2000.

(16) Includes options for 1,976,600 shares which are exercisable within 60 days of March 31, 2000.

                               BOARD OF DIRECTORS

     The following table lists the members of the Board of Directors of SPNC, their ages, their positions and offices with the Company, the year first elected as a director, and the expiration of their current term.

                                                                                      DIRECTOR    TERM
NAME                                AGE          POSITIONS WITH THE COMPANY            SINCE     EXPIRES
----                                ---          --------------------------           --------   -------
Joseph A. Largey(1)...............  53    President, Chief Executive Officer and      1997        2000
                                          Director
Gary R. Bang......................  53    Director                                    1995        2001
Cornelius C. Bond, Jr. ...........  65    Director                                    1994        2001
Emile J. Geisenheimer.............  52    Chairman of the Board of Directors          1990        2002
James A. Lent(1)..................  57    Director                                    1995        2000
Joseph M. Ruggio, M.D. ...........  45    Director                                    1997        2001
John G. Schulte...................  51    Director                                    1996        2002

---------------

(1) Recommended for re-election to the Board for a three-year term.

     The Board of Directors is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At each annual meeting only directors of the class whose term is expiring will be voted upon, and upon election each such director will serve a three-year term. The Board of Directors may determine from time to time the size of the Board of Directors, but in no event can it determine to have a Board consisting of not less than four nor more than eight directors. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as near equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director will hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

     The Company is not aware of any family relationships among any of the directors and executive officers of the Company.

                             DIRECTOR COMPENSATION

     Currently, non-employee Directors are eligible to participate in the Company's 1997 Equity Participation Plan (the "Plan"), which was approved by shareholders on June 9, 1997. The Plan provides that any newly elected non-employee Director will be granted a non-qualified stock option to purchase 75,000 shares of Common Stock at the then fair market value, which vests equally over a three-year period. On every third anniversary of each grant, for so long as each non-employee Director remains on the Board, he or she will receive an option to purchase 75,000 shares of Common Stock at the then fair market value, which vests equally over three years. The exercise price is equal to the closing price of the stock as traded on the Nasdaq National Market on the date of grant.

     Non-employee Directors receive $2,500 for each Board meeting attended in person and $1,000 for meetings attended by telephone. Board members are reimbursed for expenses associated with their attendance at Board meetings and committee meetings. Board members also receive $2,500 per day when serving as a consultant to the Company. The Chairman of the Board receives a retainer of $10,000 per month for consulting services rendered to the Company.

                         BOARD COMMITTEES AND MEETINGS

     In 1999, the Board of Directors met seven times and executed one unanimous written consent. No Director, except for Mr. Lent, attended fewer than 75% of the Board meetings. The Company has established an Audit Committee comprised of Messrs. Bond, Lent and Schulte to periodically review the services rendered by independent auditors and to analyze accounting procedures of the Company. Three meetings of the Audit Committee were held in 1999. The Board has established a Compensation Committee, consisting of Messrs. Lent, Bond and Bang, which met two times in 1999 to review and approve the Company's compensation and benefit plans. The Compensation Committee also approves stock option grants to executive officers of the Company.

                        BUSINESS EXPERIENCE OF DIRECTORS

     Joseph A. Largey joined SPNC in March 1997 as President, Chief Executive Officer and a Director. Prior to joining SPNC, he served as Executive Vice President for the International Division of Picker International, Inc., a subsidiary of G.E.C. plc, since 1995. From November 1985 to 1995, Mr. Largey was Vice President and General Manager of Picker's Healthcare Products Distribution division. Prior to November 1985, Mr. Largey was employed for 16 years by Johnson & Johnson in various sales and marketing positions, the most recent of which was Vice President of Sales and Marketing at Johnson & Johnson Cardiovascular.

     Gary R. Bang has served as a Director of SPNC since November 1995. Since May 1997, when Target Therapeutics, Inc. was sold to Boston Scientific Corporation, Mr. Bang has managed his private investments and pursued various personal interests. From May 1993 to April 1997, he served as President, Chief Executive Officer and a Director of Target Therapeutics, Inc., a medical device company specializing in the treatment of vascular diseases of the brain. From 1973 to April 1993, Mr. Bang held various positions with Baxter International, the most recent of which was President of the Pharmaseal Surgical Division.

     Cornelius C. Bond, Jr. has served as a Director of SPNC since June 1994. He served as a member of the Board of Directors for Advanced Interventional Systems, Inc. ("LAIS") from 1986 until June 1994 when LAIS merged into SPNC. Mr. Bond has been a general partner of NEA Partners III, Limited Partnership, a venture capital firm, since 1981, and is a director of several privately-held companies.

     Emile J. Geisenheimer has served as a Director of SPNC since April 1990 and was appointed Chairman of the Board in June 1996. He has served as President of Madison Investment Partners, Inc., a private equity investment firm, since January 1995. Prior to forming Madison Investment Partners, he was general partner of Nazem and Company, a venture capital management firm, from November 1989 to January 1995.

     James A. Lent has served as a Director of SPNC since November 1995. Mr. Lent currently serves as a director for several privately held companies. From November 1998 to September 1999, he served as Company Group Chairman of Johnson & Johnson (DePuy Franchise). Previously, Mr. Lent served as Chairman, Chief Executive Officer, and Director of DePuy, Inc., an orthopedic supply company, from May 1995 until November 1998. He served as President and Chief Executive Officer of DePuy, Inc. from January 1985 to May 1995.

     Joseph M. Ruggio, M.D. has served as a Director of SPNC since February 1997. Since June 1994, Dr. Ruggio has served as President and Chief Executive Officer, of Pacific Cardiovascular Associates Medical Group, Inc., a large cardiovascular professional corporation. He also serves as Chairman and President of Via Vitae, a cardiovascular disease management company, which was founded in February 1996. Dr. Ruggio serves as founder and Chairman of UltiMed, Inc., a cardiovascular medical services organization, which was founded in July 1995. From August 1985 to December 1995, Dr. Ruggio served as Chairman of the Department of Cardiology and Director of Invasive Interventional Cardiology for FHP, Inc.

     John G. Schulte has served as a Director of SPNC since August 1996. In November, 1998, Mr. Schulte was appointed President and Chief Executive Officer of Somnus Medical Technologies, Inc., a medical device company specializing in the design, development, manufacturing and marketing of minimally invasive medical devices for the treatment of upper airway disorders. Previously, Mr. Schulte was appointed President of the Surgical Products Division of Genzyme Corporation, a medical device company specializing in anti-adhesion products for general surgery and cardiovascular medical devices and instruments. From November 1996 to June 1997, he served as Senior Vice President and General Manager of the International and Peripheral Division of Target Therapeutics, Inc., a medical device company specializing in the treatment of vascular diseases of the brain. From January 1992 to July 1996, Mr. Schulte served as President of three separate divisions of C. R. Bard, Inc., a medical device company specializing in invasive diagnostic cardiology.

                               EXECUTIVE OFFICERS

     The current executive officers of the Company are as follows:

NAME                                  AGE                            OFFICE
----                                  ---                            ------
Joseph A. Largey....................  53    President and Chief Executive Officer
Adrian E. Elfe......................  55    Vice President, Quality Assurance and Regulatory Affairs
Lawrence E. Martel, Jr..............  49    Vice President, Operations
Dale T. Muth........................  46    Vice President, Human Resources
Christopher Reiser, Ph.D............  45    Vice President, Engineering
Bruce E. Ross.......................  51    Vice President, Sales and Service
Paul C. Samek.......................  47    Vice President, Finance, Chief Financial Officer

     Each executive officer of the Company serves at the discretion of the Board of Directors. The Company is not aware of any family relationships among any of the directors and executive officers of the Company. Biographical information regarding Mr. Largey is set forth under the heading "BUSINESS EXPERIENCE OF DIRECTORS."

     Adrian E. Elfe was appointed Vice President, Quality Assurance and Regulatory Affairs in November 1996. He served as Director of Quality Assurance and Regulatory Compliance since first employed by SPNC in April 1990. Prior to joining SPNC, Mr. Elfe directed quality system planning and implementation for nine different companies.

     Lawrence E. Martel, Jr. was appointed Vice President, Operations of SPNC in August 1994 and served as Director of Operations since first employed by SPNC in January 1993. Prior to that time, he served nine years as Vice President of Operations with Mountain Medical Equipment, Inc., a manufacturer of respiratory medical devices for use in the home health care and health institutional markets.

     Dale T. Muth was appointed as Vice President, Human Resources in May 1998. Prior to joining Spectranetics in September 1998 as Director of Human Resources, he served as the principal partner of a human resources consulting firm since 1993. Prior to that time, Mr. Muth served as Director of Human Resources at Mountain Medical Equipment, Inc. for eight years.

     Christopher Reiser, Ph.D. was appointed Vice President, Engineering in November 1997. Prior to that time, he served as Director of Engineering of SPNC since December 1993. Dr. Reiser joined SPNC in December 1992 as Manager of Laser Product Development. From January 1989 to October 1992, he served as Director of Technology at Cymer Laser Technologies, a manufacturer of excimer laser systems for the semiconductor industry.

     Bruce E. Ross joined Spectranetics in July 1998 as Vice President, Sales and Service of the Americas. Mr. Ross came to Spectranetics from Picker International, Cleveland, Ohio, where he was serving as Vice President and General Manager of Picker International (Europe), Inc. Prior to that position, Mr. Ross served as President of Picker International Canada, Inc. He spent a total of 10 years with Picker developing successful sales strategies that increased business unit revenues and profitability. Previous to his experience at Picker, Mr. Ross served as Vice President of Sales and Marketing at Nicolet Biomedical, Inc.

     Paul C. Samek joined SPNC in December 1999 as Vice President, Finance and Chief Financial Officer. Mr. Samek previously held the position of Vice President, Finance and Chief Financial Officer for Nash Engineering from April 1998 to May 1999 and served as Vice President of Finance and Administration and Chief Financial Officer for Allsteel Inc. from March 1994 to July 1997. Prior to this, Mr. Samek held several senior management positions with Deloitte and Touche, LLP, Concurrent Computer Corporation, Telesciences Transmission Systems, Inc., and Motorola, Inc.

                             EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation paid by SPNC for the fiscal years ended December 31, 1999, 1998 and 1997 to those persons who were either (i) the Chief Executive Officer of the Company during the last completed fiscal year or (ii) one of the other four most highly compensated executive officers who were serving as executive officers on December 31, 1999, whose total annual salary and bonus exceeded $100,000 or
(iii) up to two additional individuals for whom disclosure would have been provided pursuant to (ii) above but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last completed fiscal year (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                     ANNUAL COMPENSATION              COMPENSATION
                                           ---------------------------------------       AWARDS
                                                                      OTHER ANNUAL    ------------
NAME AND PRINCIPAL POSITION         YEAR   SALARY ($)   BONUS ($)     COMPENSATION    OPTIONS (#)
---------------------------         ----   ----------   ---------     ------------    ------------
Joseph A. Largey(1)..............   1999    $260,665    $124,020(2)     $ 3,515(3)           --
  President and Chief Executive     1998     258,936     110,552(4)      41,654(5)      194,324(6)
  Officer                           1997     201,923     150,000(7)      31,575(8)      575,000
Bruce E. Ross(9).................   1999    $164,327    $ 68,432(10)    $26,616(11)      60,000
  Vice President, Sales and
     Service                        1998      65,577      19,248(12)     14,328(13)     110,563(14)
                                    1997          --          --             --              --
Henk Kos(15).....................   1999    $181,344    $     --        $48,234(16)      30,000
  General Manager,                  1998     190,316          --         43,162(17)          --
  Spectranetics Int'l, B.V.         1997     181,503      47,839(18)     87,452(19)      60,000
James P. McCluskey(20)...........   1999    $110,000    $102,500(21)    $    --          30,000
  Vice President, Finance, Chief    1998     111,528      55,000(22)     18,385(23)      30,000
  Financial Officer, Secretary,     1997     100,000      18,824(18)         --              --
  Treasurer; General Manager,
  Polymicro Technologies, Inc.
Christopher Reiser, Ph.D.........   1999    $110,327    $ 39,490(2)          --          30,000
  Vice President, Technology and    1998      98,001      36,015(22)         --          30,000
  Clinical Research                 1997      92,000      12,919(18)         --              --
Lawrence E. Martel...............   1999    $102,885      39,490(2)          --          30,000
  Vice President, Operations        1998      95,192          --             --          92,013(24)
                                    1997      95,000      22,232(18)         --              --
Dale T. Muth(25).................   1999    $102,884      37,695(2)          --          30,000
  Vice President, Human Resources   1998      93,885          --          7,500(22)      92,013(23)
                                    1997      22,000       3,385(18)         --

---------------

 (1) Mr. Largey was appointed to the position of President and Chief Executive Officer in March 1997.

 (2) Incentive compensation bonus paid during 2000 for services rendered in 1999.

 (3) Life insurance premiums paid by the Company.

 (4) Incentive compensation bonus of $100,000 paid during 1999 for services rendered in 1998; incentive compensation bonus of $10,552 paid in 1998.

 (5) Relocation costs of $38,139; life insurance premiums paid by the Company of $3,515.

 (6) Incentive stock options of 150,000 shares granted in 1998 vesting over a three-year period; incentive stock options of 15,846 shares granted in 1998 in lieu of a $7,500 salary reduction over a six-month period, vesting over a six-month period; incentive stock options of 28,478 shares granted in 1999 in lieu of $18,985 bonus for services rendered in 1998, vesting over a six-month period.

 (7) Incentive compensation bonus of $100,000 paid during 1998 for services rendered in 1997; signing bonus of $50,000 paid during 1997.

 (8) Relocation costs of $23,213 paid during 1997; life insurance premiums of $5,362; auto allowance of $3,000.

 (9) Mr. Ross joined the Company in July 1998.

(10) Incentive compensation paid in 1999.

(11) Relocation costs of $20,016; auto allowance of $6,600.

(12) Incentive compensation paid in 1998.

(13) Relocation costs of $11,578; auto allowance of $2,750.

(14) Incentive stock options of 100,000 shares granted in 1998 vesting over a four-year period; incentive stock options of 10,563 shares granted in 1998 in lieu of a $5,000 salary reduction over a six-month period, vesting over a six-month period.

(15) Mr. Kos terminated his employment with the Company in 2000. See discussion of termination agreement within the Compensation Committee report included herein.

(16) Housing allowance of $24,000; relocation costs of $12,129; auto allowance of $12,105.

(17) Housing allowance of $33,000; auto allowance of $8,250; relocation costs of $1,912.

(18) Incentive compensation bonus paid during 1998 for services rendered in 1997.

(19) Relocation costs of $44,452; housing allowance of $24,000; auto allowance of $19,000.

(20) Mr. McCluskey resigned during 1999. Salary continuance costs were incurred through December 31, 1999 and will be paid through June 2000. See discussion of such costs within the Compensation Committee report included herein.

(21) Incentive compensation bonus of $75,000 paid in 1999 related to the sale of the Company's subsidiary, Polymicro Technologies, Inc.; incentive compensation of $27,500 paid during 2000 for services rendered in 1999.

(22) Incentive compensation bonus paid in 1999 for services rendered in 1998.

(23) Represents relocation costs.

(24) Incentive stock options of 51,450 granted in 1999 for services rendered in 1998 in lieu of a bonus of $34,300, vesting over a six-month period; incentive stock options of 30,000 shares granted in 1998 vesting over a four-year period; incentive stock options of 10,563 shares granted in 1998 in lieu of a $5,000 salary reduction over a six-month period, vesting over a six-month period.

(25) Mr. Muth joined the Company in September 1997.

                            GRANTS OF STOCK OPTIONS

     The following table sets forth certain information with respect to individual grants of stock options to the Named Executive Officers during the year ended December 31, 1999.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZABLE
                                INDIVIDUAL GRANTS                                       VALUE AT ASSUMED
----------------------------------------------------------------------------------       ANNUAL RATES OF
                                               % OF TOTAL                                  STOCK PRICE
                                                OPTIONS      EXERCISE                   APPRECIATION FOR
                                               GRANTED TO    OR BASE                     OPTION TERM(1)
                                  OPTIONS     EMPLOYEES IN    PRICE     EXPIRATION    ---------------------
NAME                             GRANTED(#)   FISCAL YEAR     ($/SH)       DATE        5% ($)      10% ($)
----                             ----------   ------------   --------   ----------    --------    ---------
Joseph A. Largey...............    28,478(2)      2.93%       $3.031     2/11/09       54,284      137,567
Bruce E. Ross..................    30,000(3)      3.09%       $3.031     2/11/09       57,185      144,919
                                   30,000(4)      3.09%       $2.813     6/30/09       53,072      134,496
Henk Kos.......................    30,000(5)      3.09%       $3.031     2/11/09       57,185      144,919
James P. McCluskey.............    30,000(3)      3.09%       $3.031     2/11/09       57,185      144,919
Christopher Reiser, Ph.D. .....    30,000(3)      3.09%       $3.031     2/11/09       57,185      144,919
Lawrence Martel................    30,000(3)      3.09%       $3.031     2/11/09       57,185      144,919
                                   51,450(6)      5.29%       $3.031     2/11/09       98,073      248,536
Dale T. Muth...................    30,000(3)      3.09%       $3.031     2/11/09       57,185      144,919
                                   51,450(6)      5.29%       $3.031     2/11/09       98,073      248,536

---------------

(1) Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on option exercises are dependent upon the future financial performance of the Company, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to the date of this Proxy Statement other than the columns reflecting assumed rates of appreciation of 5% and 10%.

(2) Represents incentive stock options granted in 1999 in lieu of an incentive compensation bonus of $18,985 for services rendered in 1998. Options were fully vested on August 12, 1999.

(3) Options vest 25% as of February 11, 2000; and 6.25% on the third day of each calendar quarter thereafter until February 11, 2003.

(4) Options vest 25% as of June 30, 2000, and 6.25% on the third day of each calendar quarter thereafter until June 30, 2003.

(5) Options vest 25% as of February 11, 2000. The remaining options will not vest due to termination of Mr. Kos's employment.

(6) Represents incentive stock options granted in 1999 in lieu of an incentive compensation bonus of $34,300 for services rendered in 1998. Options were fully vested on August 12, 1999.

         STOCK OPTION EXERCISES AND FISCAL YEAR-END STOCK OPTION VALUE

     Set forth in the table below is information concerning the value of stock options held on December 31, 1999 by the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                            SHARES                           NUMBER OF               VALUE OF UNEXERCISED,
                           ACQUIRED                     UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS AT
                              ON         VALUE      HELD AT FISCAL YEAR END(#)       FISCAL YEAR END($)(1)
                           EXERCISE    REALIZED     ---------------------------   ---------------------------
NAME                         (#)          ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       --------   -----------   -----------   -------------   -----------   -------------
Joseph A. Largey.........    --          --           547,454        221,870        353,035        134,177
Bruce E. Ross............    --          --            41,813        128,750         57,220        143,118
Henk Kos.................    --          --           150,625         74,375        119,219         48,289
James P. McCluskey.......    --          --           114,249         51,875        226,624         34,695
Christopher Reiser,
  Ph.D. .................    --          --            40,125         51,875          5,625         34,695
Lawrence Martel..........    --          --           165,055         51,875        260,262         34,695
Dale T. Muth.............    --          --           107,013         75,000         96,738         57,664

---------------

(1) Amounts are based on the closing price of SPNC's stock, as reported on the Nasdaq National Market, at December 31, 1999 ($3.875), minus the exercise price of the option, multiplied by the number of shares to which the option relates.

                         COMPENSATION COMMITTEE REPORT

     Decisions with regard to the compensation of SPNC's executive officers, including the Named Executive Officers, are generally made by a three-member Compensation Committee of the Board. Each member of the Committee is a non-employee Director. Decisions about awards under certain of SPNC's stock-based compensation plans are made by the Committee and reported to the Board. All other decisions by the Committee relating to compensation of SPNC's executive officers are reviewed by the Board. Generally, the Committee meets in February following the end of a particular fiscal year to consider bonus compensation and to consider prospective salary adjustments. In addition, the Committee meets on an as-needed basis throughout the year.

EXECUTIVE OFFICER COMPENSATION POLICIES

     The Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with SPNC's performance, recognize individual initiative and achievements, and assist SPNC in attracting and retaining qualified executives. The Committee relies in large part on independent compensation studies for the determination of competitive compensation.

     In order to implement these objectives, SPNC has developed a straightforward compensation approach. In general, SPNC compensates its executive officers through a combination of base salary, annual incentive compensation in the form of cash bonuses, and long-term incentive compensation in the form of stock options. In addition, executive officers participate in benefit plans, including medical, dental, stock purchase and 401(k), that are available generally to SPNC's employees.

BASE SALARY

     Base salary levels for SPNC's executive officers are set generally at or slightly below the market level in relation to the salary levels of executive officers in other companies within the medical device industry or other companies of comparable size, taking into consideration the position's complexity, responsibility and need for special expertise. In reviewing salaries in individual cases the Compensation Committee also takes into account individual experience and performance. In establishing the salary levels against the range of comparable companies, the Compensation Committee considered salaries and bonuses in determining the competitiveness of the total compensation package.

ANNUAL INCENTIVE COMPENSATION

     The Compensation Committee reviews and approves all bonus payments made to SPNC's executive officers. Payment of bonuses is determined by both corporate and individual performance criteria. In 1999 the bonuses for executive officers were based on meeting performance targets for revenue, net income and cash usage. These bonuses ranged from approximately 28 percent of base salary for the executive officers to approximately 47 percent for the president and chief executive officer.

LONG-TERM INCENTIVE COMPENSATION

     SPNC provides long-term incentive compensation through its stock option plan. The number of shares covered by any grant is generally determined by the position, the executive officer's salary at the time of grant, amounts granted in previous years, and the then current stock price. In special cases, however, grants may be made to reflect increased responsibilities or reward extraordinary performance.

COMPENSATION PAID TO THE CHIEF EXECUTIVE OFFICER

     The Board established Mr. Largey's compensation package based upon the general factors discussed above and upon an evaluation of compensation paid to chief executive officers at comparable public companies and other companies in SPNC's industry. Mr. Largey's compensation package includes base salary, an annual bonus incentive program, an initial stock option grant plus additional grants annually to be issued on the anniversary date of his joining the Company.

     Effective February 2000, Mr. Largey's annual base salary was adjusted to $290,000. Mr. Largey is eligible for bonus compensation up to 65% of his base salary based on the attainment of performance targets for revenue, net income, and cash flow. Mr. Largey's actual cash bonus compensation for 1999 was $124,020. In the event Mr. Largey is terminated by the Company without cause, he will be provided 12 months' severance compensation.

     Mr. Largey elected to reduce his cash bonus compensation earned in 1998 by $18,985. In lieu of this cash bonus, Mr. Largey received stock options in February 1999 to purchase 28,478 shares of common stock, which became exercisable on August 12, 1999.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
ARRANGEMENTS

     In January 1997, SPNC entered into an at-will employment agreement with Henk Kos, the former Vice President of Marketing, European and Asian Sales and Service of SPNC. The agreement provides that SPNC will give six months' prior notice of intent to terminate the agreement. Pursuant to the agreement, SPNC agreed to pay Mr. Kos a fixed salary, monthly auto allowance, registration and other automobile expenses, and reimbursement for mileage and telephone expenses. Mr. Kos also agreed not to solicit SPNC's employees, directors, consultants, independent contractors, clients or customers other than on behalf of SPNC during the term of and for a period of one year following his employment with SPNC. A termination agreement between the Company and Mr. Kos was executed in February 2000. The termination agreement, which was based on applicable Dutch law, supercedes the employment contract with Mr. Kos and provided for a lump sum payment of $335,000 paid in March 2000.

     In June 1999, Mr. McCluskey resigned from the Company in conjunction with the sale of the Company's wholly-owned subsidiary, Polymicro Technologies, Inc. As part of Mr. McCluskey's severance, he received twelve months of salary continuation, including benefits, in exchange for specific consultant services. Mr. McCluskey also was entitled to full vesting of all unvested shares effective June 17, 2000.

CERTAIN TAX CONSIDERATIONS

     During 1995, the Internal Revenue Code of 1986 (the "Code") was amended to include a provision which denies a deduction to any publicly-held corporation for compensation paid to any "covered employee" (defined as the Chief Executive Officer and the corporation's other four most highly compensated officers, as of the end of a taxable year) to the extent that the compensation exceeds $1 million in any taxable year of the corporation beginning after 1993. Compensation which is payable pursuant to written binding agreements entered into before February 18, 1993, and compensation which constitutes "performance-based compensation" is excludable in applying the $1 million limit. It is SPNC's policy to qualify compensation paid to its top executives, in a manner consistent with SPNC's compensation policies, for deductibility under the new law in order to maximize SPNC's income tax deductions.

                                            Gary R. Bang
                                            Cornelius C. Bond, Jr.
                                            James A. Lent

                         STOCK PRICE PERFORMANCE GRAPH

     The Stock Price Performance Graph set forth below compares the cumulative total shareholder return on SPNC Common Stock for the period from December 31, 1994, to December 31, 1999, with the cumulative total return on the Nasdaq Composite Index, a sub-index of the NASDAQ Composite Index and a peer group index over the same period (assuming the investment of $100 in SPNC Common Stock, the Nasdaq Composite Index, a sub-index of the NASDAQ Composite Index and the peer group index on December 31, 1994, and reinvestment of all dividends).

                              [PERFORMANCE GRAPH]

---------------------------------------------------------------------------------------------------------------------
                               12/31/94       12/31/95       12/31/96       12/31/97       12/31/98       12/31/99
---------------------------------------------------------------------------------------------------------------------
 SPNC                           100.00         215.79         352.63         263.16         236.93         326.32
 PEER                           100.00         141.72         153.98          83.87          63.66          81.61
 NASDAQ Medical                 100.00         151.76         142.16         162.86         182.44         221.94
 NASDAQ Composite               100.00         141.33         173.89         213.07         300.25         542.43

     The peer group selected by SPNC is as follows: InnerDyne Inc. (IDYN); Laserscope Inc. (LSCP); LaserSight Inc. (LASE); Merit Medical Systems, Inc.
(MMSI); PLC Systems, Inc. (PLC).

     The NASDAQ index used is entitled "NASDAQ Medical Devices, Instruments and Supplies, Manufacturers and Distributors Stocks" (NASDAQ Medical). This is a sub-index of the broad-based NASDAQ Composite Index.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers ("NASD"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of copies of such forms received by it with respect to fiscal 1999, or written representations from certain reporting persons, the Company believes that all of its directors and executive officers and persons who own more than 10% of the Common Stock have complied with the reporting requirements of Section 16(a).

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

     The current number of members of the Board of Directors is seven (7). The terms of Joseph A. Largey. and James A. Lent expire at this meeting. The Board of Directors recommends that Joseph A. Largey and James A. Lent be re-elected for a three-year term to expire at the Company's Annual Meeting in 2003.

     The nominees have expressed their willingness to serve, but if because of circumstances not contemplated the nominees are not available for election, the Proxy holders named in the enclosed Proxy form intend to vote for such other person or persons as management may nominate. If Joseph A. Largey and James A. Lent are re-elected to serve on the Board of Directors, there would remain one
(1) vacancy which may or may not be filled by the Board of Directors in the exercise of its discretion. Information with respect to each nominee is set forth in the section entitled "BUSINESS EXPERIENCE OF DIRECTORS."

VOTE AND RECOMMENDATION

     Directors will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Abstentions as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the two nominees named above as directors. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by the Board.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE TWO PERSONS NOMINATED AS DIRECTORS.

                AMENDMENT OF THE 1997 EQUITY PARTICIPATION PLAN
                                (PROPOSAL NO. 2)

     The 1997 Equity Participation Plan of The Spectranetics Corporation (the "Plan") was adopted by the Board of Directors on April 14, 1997, and approved by the stockholders of the Company on June 9, 1997. On October 22, 1997, the Board adopted the First Amendment to the Plan.

     On April 25, 2000, the Compensation Committee recommended and the Board unanimously adopted, subject to stockholder approval, an amendment to the Plan to increase the number of shares of the Company's Common Stock available for issuance thereunder from 2,500,000 to 6,000,000 (the "Amendment").

SUMMARY OF PROPOSED CHANGE

     The Plan currently permits options to be granted covering up to 2,500,000 shares of Common Stock. The Board proposes to amend the Plan to provide for an increase in the number of shares of Common Stock reserved for issuance thereunder from 2,500,000 to 6,000,000. As of April 25, 2000 approximately 99% of the shares of Common Stock reserved for issuance under the Plan were subject to outstanding options leaving only approximately 12,000 shares of Common Stock reserved for issuance under the Plan. The Board believes that the increase in the number of shares of Common Stock available for issuance as provided in the Amendment will increase the size of the Plan to a size which is commensurate with the number of shares of Common Stock that are issued and outstanding, provide the Compensation Committee with greater flexibility in the administration of the Plan and is appropriate in light of the growth of the Company and the resulting addition of new employees who will be subject to the Plan. The number of shares of Common Stock that are issued and outstanding has increased from 18,734,142 to 23,037,188 since December 31, 1997. The Company believes there should be a corresponding change in the number of shares authorized for issuance pursuant to the Plan. The increase in the number of shares authorized for issuance as provided in the Plan would represent 15% of the issued and outstanding shares of Common Stock of the Company as of December 31, 1999.

     The principal features of the Plan as proposed to be amended are summarized below. A copy of the proposed Amendment is set forth in Appendix "A" to this Proxy Statement. The summary is not intended to be complete and reference should be made to the Plan as it is proposed to be amended for a complete statement of its terms and provisions.

  General

     The principal purposes of the Plan are to provide incentives for officers, employees and consultants of the Company and its subsidiaries through granting of options, stock appreciation rights ("SARs") and restricted stock (collectively, "Awards"), thereby stimulating their personal and active interest in the Company's development and financial success and inducing them to remain in the Company's employ. In addition to Awards made to officers, employees and consultants, the Plan permits the granting of options to the Company's non-employee directors ("Director Options") pursuant to a formula, as described in further detail below.

     If the Amendment is approved by the Company's stockholders, no more than 6,000,000 shares of Common Stock of the Company would be authorized for issuance upon exercise of options and SARs or upon vesting of restricted stock awards under the Plan. The shares available under the Plan upon exercise of options and SARs and for issuance as restricted stock may be either previously authorized but unissued shares or treasury shares, and may be equity securities of the Company other than Common Stock. The Plan provides for appropriate adjustments in the number and kind of shares subject to the Plan and to outstanding grants thereunder (including acceleration of vesting in some instances) in the event of certain corporate transactions, a change in control of the Company or a recapitalization such as a stock split or stock dividend. If any portion of an option, SAR or other award terminates or lapses unexercised, or is canceled upon grant of a new option, SAR or other award (which may be at a higher or lower exercise price than the option, SAR or other award so canceled), the shares which were subject to the unexercised portion of such option, SAR or other award, will continue to be available for issuance under the Plan.

  Awards Under the Plan to Date

     The following table sets forth certain information with respect to Awards pursuant to the Plan during 1999 to the following groups.

                          OPTION GRANT INFORMATION(1)

                                                                              POTENTIAL REALIZABLE
                                                                                    VALUE AT
                                                                             ASSUMED ANNUAL RATES OF
                                                                            STOCK PRICE APPRECIATION
                                                                               FOR OPTION TERM(2)
                                                          OPTIONS GRANTED   -------------------------
NAME OF GROUP                                                (SHARES)          5%($)        10%($)
-------------                                             ---------------   -----------   -----------
All current executive officers as a group...............      421,378          902,877     2,288,067
All non-executive officer directors as a group..........       75,000          169,056       429,563
All employees (other than executive officers) as a
  group.................................................      534,167        1,129,578     2,791,098

---------------

(1) Information regarding each Named Executive Officer is set forth in this Proxy Statement under "EXECUTIVE COMPENSATION." Future option grants or other grants to officers, key employees and consultants under the Plan are made at the discretion of the Compensation Committee and are currently not determinable. Director Options are granted to the Company's independent non-employee directors pursuant to the formula set forth in the Plan, as described below.

(2) Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on option exercises are dependent upon the future financial performance of the Company, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to the date of this Proxy Statement other than the columns reflecting assumed rates of appreciation of 5% and 10%.

     The closing price of the Common Stock on April 26, 2000 was $5.00 per share.

  Administration

     The Compensation Committee of the Board or another committee thereof (the "Committee") will administer the Plan with respect to grants to employees or consultants of the Company and the full Board will administer the Plan with respect to Director Options. The Committee will consist solely of two or more members of the Board, each of whom is a "non-employee director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Rule 16b-3") and an "outside director" for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Subject to the terms and conditions of the Plan, the Board or Committee has the authority to select from among the eligible employees and consultants the individuals to whom Awards are to be made and to determine the number of shares to be subject thereto and the terms and conditions thereof. The Committee (and the Board) are also authorized to adopt, amend and rescind rules relating to the administration of the Plan.

  Eligibility

     Options, SARs and restricted stock under the Plan may be granted to individuals who are then officers or other employees of the Company or any of its present or future subsidiaries. Such Awards also may be granted to consultants of the Company selected by the Board or Committee for participation in the Plan. Approximately 165 officers and other employees are eligible to participate in the Plan. Non-employee directors of the Company may be granted Director Options by the Board.

  Awards Under the Plan

     The Plan provides that the Committee may grant or issue stock options, SARs and restricted stock, or any combination thereof. Each Award will be set forth in a separate agreement with the person receiving the Award and will indicate the type, terms and conditions of the Award.

     Nonqualified Stock Options ("NQSOs") will provide for the right to purchase Common Stock at a specified price which, except with respect to NQSOs intended to qualify as performance-based compensation under Section 162(m) of the Code, may be less than fair market value on the date of grant (but not less than par value), and usually will become exercisable (in the discretion of the Board or Committee) in one or more installments after the grant date, subject to the participant's continued employment with the Company and/or subject to the satisfaction of individual or Company performance targets established by the Board or Committee. NQSOs may be granted for any term specified by the Board or Committee.

     Director Options are NQSOs granted by the Board to non-employee directors of the Company pursuant to a formula. Under such formula, each person who becomes a non-employee director on or after the date of this Plan shall be granted on the date of his election or appointment as director an option to purchase 75,000 shares of Common Stock. Each non-employee director who has (i) received a grant pursuant to the Plan or pursuant to the Company's Stock Option Plan For Outside Directors (adopted by the Board on April 9, 1995) and (ii) served at least three years as a non-employee director shall be granted on the third anniversary of the date of such grant, and each third anniversary thereafter (so long as he is a non-employee director at the close of business of such date), an option to purchase an additional 75,000 shares of Common Stock. The exercise price of Director Options shall equal 100% of fair market value of a share of Common Stock on the grant date. Options granted to non-employee directors shall become exercisable on the following schedule: Beginning on the first anniversary of the date of grant, up to 33% of the shares covered by the option; beginning on the second anniversary of the date of grant, up to 66% of such shares; and beginning on the third anniversary of the date of grant, and thereafter until the earlier of expiration of the option's term or termination of the option in accordance with the Plan, up to 100% of such shares. The options will vest earlier upon the death or disability of such non-employee Director, upon an unsuccessful attempt by such non-employee Director to win re-election to the Board after nomination for election at the recommendation of the Board or upon the occurrence of certain corporate transactions or events involving a change in control of the Company, as more specifically provided in the Plan. If a non-employee director ceases to be a director of the company for any reason other than death, disability, retirement from the Board or failure to be re-elected as a director following his or her nomination by the Board of Directors for re-election, he or she will have one year in which to exercise those options which have vested as of their termination as a director. If a non-employee director retires from the Board, he or she will have three years in which to exercise those options which have vested as of his or her retirement as a director. If a non-employee director ceases to be a director of the Company for reason of death, disability or failure to be re-elected as a director following his or her nomination by the Board of Directors for re-election, he or she will have three years to exercise 100% of the options previously granted to him or her under the Plan.

     Incentive Stock Options ("ISOs"), if granted, will be designed to comply with the provisions of the Code and will be subject to certain restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price not less than the fair market value of a share of Common Stock on the date of grant, may be granted to employees only, must expire within a specified period of time following the Optionee's termination of employment, and must be exercised within the ten years after the date of grant; however, they may be subsequently modified to disqualify them from treatment as ISOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, the Plan provides that the exercise price must be at least 110% of the fair market value of a share of Common Stock on the date of grant and the ISO must expire upon the fifth anniversary of the date of its grant.

     Restricted Stock may be sold to participants at various prices (but not below par value) and made subject to such restrictions as may be determined by the Board or Committee. Typically, restricted stock may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

     Stock Appreciation Rights may be granted in connection with stock options or other Awards, or separately. SARs granted by the Board or Committee in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of the Company's Common Stock over the exercise price of the related option or other Awards, but alternatively may be based upon criteria such as book value. Except as required by Section 162(m) of the Code with respect to a SAR intended to qualify as performance-based compensation as described in Section 162(m) of the Code, there are no restrictions specified in the Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the Board or Committee in the SAR agreements. The Board or Committee may elect to pay SARs in cash or in Common Stock or in a combination of both.

  Payment for Shares

     The exercise or purchase price for all options, SAR and restricted stock together with any applicable tax required to be withheld, must be paid in full in cash at the time of exercise or purchase or may, with the approval of the Committee, be paid in whole or in part in Common Stock owned by the optionee (or issuable upon exercise of the option) and having a fair market value on the date of exercise equal to the aggregate exercise price of the shares to be purchased. The Committee may also provide, in the terms of an option or other right, that the purchase price may be payable within thirty days after the date of exercise. The Committee may also authorize other lawful consideration to be applied to the exercise or purchase price of an award. This may also include services rendered, or the difference between the exercise price of presently-exercisable options and the fair market value of the Common Stock covered by such options on the date of exercise.

  Amendment and Termination

     Amendments to the Plan to increase the number of shares of Common Stock as to which options, SARs and restricted stock may be granted (except for adjustments resulting from stock splits and the like) require the approval of the Company's stockholders. In all other respects, the Plan can be amended, modified, suspended or terminated by the Committee, unless such action would otherwise require stockholder approval as a matter of applicable law, regulation or rule. Amendments of the Plan will not, without the consent of the participant, affect such person's rights under an award previously granted, unless the award itself otherwise expressly so provides. No options or other awards under the Plan may be granted or awarded after June 9, 2007.

  Miscellaneous Provisions

     The Plan specifies that the Company may make loans to Plan participants to enable them to exercise options, purchase shares or realize the benefits of other awards granted under the Plan. The terms and conditions of such loans, if any are made, are to be set by the Committee.

     In consideration of receipt of an option, SAR or right to receive restricted stock, the employee or consultant must agree in the written agreement embodying such award to remain in the employ of, or to continue as a consultant for, the Company or a subsidiary of the Company for at least one year after the award is granted.

     The dates on which Awards under the Plan first become exercisable and on which they expire will be set forth in individual options or other agreements setting forth the terms of the Awards. Such agreements generally will provide that Awards expire upon termination of the optionee's status as an employee or consultant, although the Committee may provide that such options continue to be exercisable following a termination without cause, or following a change in control of the Company, or because of the grantee's retirement, death, disability or otherwise. Similarly, restricted stock granted under the Plan which has not vested generally will be subject to repurchase by the Company in the event of the grantee's termination of employment or consultancy, although the Committee may make exceptions, based on the reason for termination or on other factors, in the terms of an individual restricted stock agreement.

     No Award granted under the Plan may be assigned or transferred by the grantee, except by will or the laws of intestate succession, although the shares underlying such rights may be transferred if all applicable restrictions have lapsed. During the lifetime of the holder of any Award, the Award may be exercised only by the holder.

     The Company requires participants to discharge withholding tax obligations in connection with the exercise of any option or SAR granted under the Plan, or the lapse of restrictions on restricted stock, as a condition to the issuance or delivery of stock or payment of other compensation pursuant thereto. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations related to exercise of options or receipt of other awards, subject to the discretion of the Committee to disapprove such use. In addition, the Committee may grant to employees a cash bonus in the amount of any tax related to awards.

  Securities Laws and Federal Income Taxes

     Securities Laws. The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3. The Plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and options granted thereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

     General Federal Tax Consequences. The tax consequences of the Plan under current federal law are summarized in the following discussion which deals with the general tax principles applicable to the Plan, and is intended for general information only. In addition, the tax consequences described below are subject to the limitation of Section 162(m) of the Code, as discussed in further detail below. Alternative minimum tax and state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

     Nonqualified Stock Options. For Federal income tax purposes, the recipient of NQSOs granted under the Plan will not have taxable income upon the grant of the option, nor will the Company then be entitled to any deduction. Generally, upon exercise of NQSOs the optionee will realize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the stock at the date of exercise. An optionee's basis for the stock for purposes of determining his gain or loss on his subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the NQSO.

     Incentive Stock Options. There is no taxable income to an employee when an ISO is granted to him or when that option is exercised; however, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an "item of tax preference" for the optionee. Gain realized by an optionee upon sale of stock issued on exercise of an ISO is taxable at capital gains rates, and no tax deduction is available to the Company, unless the optionee disposes of the shares within two years after the date of grant of the option or within one year of the date the shares were transferred to the optionee. In such event the difference between the option exercise price and the fair market value of the shares on the date of the option's exercise will be taxed at ordinary income rates, and the Company will be entitled to a deduction to the extent the employee must recognize ordinary income. An ISO exercised more than three months after an optionee's retirement from employment, other than by reason of death or disability, will be taxed as an NQSO, with the optionee deemed to have received income upon such exercise taxable at ordinary income rates. The Company will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

     Stock Appreciation Rights. No taxable income is realized upon the receipt of an SAR, but upon exercise of the SAR the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the recipient in the year of such exercise. The Company will be entitled to a deduction for compensation paid in the same amount which the recipient realized as ordinary income.

     Restricted Stock. An employee to whom restricted stock is issued will not have taxable income upon issuance and the Company will not then be entitled to a deduction, unless in the case of restricted stock an election is made under
Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to repurchase by the Company, the employee will realize ordinary income and the Company will be entitled to a deduction in an amount equal to the fair market value of the shares at the date such restrictions lapse, less the purchase price therefor. If an election is made under Section 83(b) with respect to restricted stock, the employee will realize ordinary income at the date of issuance equal to the difference between the fair market value of the shares at that date less the purchase price therefor and the Company will be entitled to a deduction in the same amount.

     Section 162(m) Limitation. In general, under Section 162(m) of the Code ("Section 162(m)"), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain "performance-based compensation" established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the "performance-based compensation" exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date).

     The Company generally intends to cause the Plan to be in compliance with the requirements of the performance-based compensation exclusion under Section 162(m), including option pricing requirements and requirements governing the administration of the Plan, so that the deductibility of compensation paid to top executives thereunder is not expected to be disallowed.

  Shareholder Vote

     Approval of the Plan will require the affirmative vote of the holders of a majority of the shares of the Common Stock represented and voting in person or by Proxy at the Meeting, assuming a quorum is present. Abstentions as to this Proposal No. 2 will be treated as votes against Proposal No. 2. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of Proposal No. 2 and will not be counted as votes for or against Proposal No. 2. Properly executed, unrevoked Proxies will be voted FOR Proposal No. 2 unless a vote against Proposal No. 2 or abstention is specifically indicated in the Proxy.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE PLAN AMENDMENT.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                (PROPOSAL NO. 3)

     Action is to be taken by the shareholders at the Meeting with respect to the ratification of the selection by the Company's Board of Directors, upon recommendation of the Audit Committee, of KPMG Peat Marwick LLP to be the independent auditors of the Company for the fiscal year ended December 31, 2000. KPMG Peat Marwick LLP has served as the Company's independent auditors since January 1985. KPMG Peat Marwick LLP does not have and has not had at any time any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Neither the Company, nor any officer, director, or associate of the Company, has any interest in KPMG Peat Marwick LLP. The ratification of the independent auditors for the Company for the current year will require the affirmative vote of the holders of a majority of the shares of Common Stock represented and voting in person or by Proxy at the Meeting.

     A representative of KPMG Peat Marwick LLP will be present at the Meeting and will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF SUCH APPOINTMENT.

               AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN ("ESPP")
                                (PROPOSAL NO. 4)

     The Spectranetics Corporation ESPP was adopted by the Board of Directors on September 15, 1992, and approved by the stockholders of the Company on September 15, 1993. The First Amendment to the ESPP was approved by the Board of Directors on December 29, 1994, and approved by the stockholders on June 12, 1995.

     On April 25, 2000, the Compensation Committee recommended and the Board unanimously adopted, subject to stockholder approval, an amendment to the ESPP to (i) increase the number of shares of the Company's common stock which may be sold to employees under the ESPP from 350,000 to 850,000, and (ii) increase the maximum percentage of a participant's base compensation which may used to purchase stock in a particular purchase period under the ESPP from 5% to 15% (the "ESPP Amendment").

SUMMARY OF PROPOSED CHANGES

     The ESPP currently permits the sale of up to 350,000 shares of the Company's common stock to employees under the ESPP, and allows participants to designate a maximum of 5% of their base compensation for purchases of stock under the ESPP. The Board proposes to amend the ESPP to provide for (i) an increase in the number of shares of the Company's common stock which may be sold to employees under the ESPP from 350,000 to 850,000, and (ii) an increase in the maximum percentage of a participant's base compensation which may used to purchase stock in a particular purchase period under the ESPP from 5% to 15%.

     As of April 25, 2000 approximately 86% of the shares of Common Stock permitted to be sold under the ESPP had been purchased, leaving only approximately 47,600 shares of Common Stock available for sale under the ESPP. The Board believes that the increase in the number of shares of Common Stock available for issuance as provided in the ESPP Amendment will increase the size of the ESPP to a size which is commensurate with the number of shares of Common Stock that are issued and outstanding, provide the Compensation Committee with greater flexibility in the administration of the ESPP and is appropriate in light of the growth of the Company and the resulting addition of new employees who are eligible to participate in the ESPP. The number of shares of Common Stock that are issued and outstanding has increased from 18,281,779 to 23,037,188 since December 31, 1994. The Company believes there should be a corresponding change in the number of shares authorized for sale under the ESPP. The increase in the number of shares authorized for sale under the ESPP would represent 2% of the issued and outstanding shares of Common Stock of the Company as of December 31, 1999.

     The Board believes that the increase in the maximum percentage of a participant's base compensation which may used to purchase stock under the ESPP will encourage participants to increase their ownership interest in the Company, thereby further enhancing their personal interest in the Company's continued success.

     The principal features of the ESPP as proposed to be amended are summarized below. A copy of the proposed ESPP Amendment is set forth in Appendix "B" to this Proxy Statement. The summary is not intended to be complete and reference should be made to the ESPP as it is proposed to be amended for a complete statement of its terms and provisions.

  General

     The principal purpose of the ESPP is to provide eligible employees of the Company and its participating subsidiaries the opportunity to acquire the Common Stock of the Company under a preferred arrangement in accordance with Section 423 of the Internal Revenue Code of 1986 (the "Code"). The ESPP is designed to facilitate the employees' ability to acquire Common Stock thereby enhancing the personal interest of those employees in the continued success of the Company.

  Administration

     The ESPP will be administered by a committee (the "Committee") appointed by the Company's Board of Directors. The Committee will be comprised of certain members of the Board. The Committee will have full authority to administer the ESPP, including authority to interpret and construe any provision of the ESPP and to adopt such rules and regulations for administering the ESPP as it may deem necessary in order to comply with the requirements of Section 423 of the Code. The Committee may delegate to an agent or agents any of its responsibilities under the ESPP except its responsibilities to establish the number of shares available for purchase by employees during any purchase period, the maximum and minimum percentage of base compensation to be paid by any single employee for the purchase of stock during any of the purchase periods, and its authority to construe and interpret the provisions of the ESPP. Committee members are selected, and subject to removal, by the Board. The Board has appointed its Compensation Committee to act as the Committee for the ESPP and to administer the ESPP.

  Shares Available Under the ESPP

     The ESPP provides for the purchase by participants of the Company's Common Stock. If the ESPP Amendment is approved by the Company's stockholders, up to 850,000 shares of Common Stock will be available for sale under the ESPP. In order to have shares available for sale under the ESPP, the Company may repurchase shares of Common Stock on the open market or otherwise. The maximum number of shares which may be sold to employees during any single purchase period will be established by the Committee prior to the beginning of the purchase period.

     In the event any change is made to the Common Stock purchasable under the ESPP (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend in excess of 10% at any single time, stock split, combination of shares, exchange of shares, changes in corporate structure or otherwise), then appropriate adjustments will be made to the maximum number of shares purchasable under the ESPP, the maximum number of shares purchasable under any right to purchase stock outstanding under the ESPP, and the number of shares and price per share of stock subject to rights to purchase stock outstanding under the ESPP.

  Purchase Period

     Commencing on January 1, 1995, the ESPP provides for two six-month purchase periods per year. Unless otherwise determined by the Committee, a purchase period will commence on the first day of each succeeding calendar six-month period and will terminate on the last day of each such six-month period. The Committee has the discretion to establish purchase periods with differing commencement dates and durations.

  Eligibility

     Every employee of the Company or a participating subsidiary who, on the commencement date of the purchase period, has been employed by the Company for at least sixty days, and is employed on a basis which customarily requires not less than 20 hours of service per calendar week and not less than five months of service per calendar year is eligible to participate in the ESPP during a purchase period.

     An eligible employee may become a participant in the ESPP for a particular purchase period by completing the enrollment forms prescribed by the Committee (including a purchase agreement and a payroll deduction authorization) and filing such forms prior to the commencement date of the purchase period with the Company's Chief Financial Officer, unless otherwise designated by the Committee. Enrollment forms will be accepted from individuals who are and have been on the active payroll of the Company or a participating subsidiary for at least sixty days on the date the enrollment forms are filed, unless the individual is temporarily off the payroll by reason of illness, vacation, jury duty or other employer-approved absence.

  Purchase of Common Stock

     The purchase price per share of Common Stock purchased by participants under the ESPP will be equal to 85 percent of the fair market value of a share of Common Stock on the commencement date of the purchase period. The fair market value per share of Common Stock on any date will be the closing sales price as quoted by the NASDAQ National Market System, or if the Common Stock is listed on a national stock exchange, the officially-quoted closing sales price on such exchange on the date in question.

     If the fair market value of a share of Common Stock on the last day of the purchase period is less than the fair market value on the commencement date, the purchase price per share under the ESPP will be reduced to 85 percent of the fair market value of such shares on the last day of the purchase period. The whole number of shares each participant is then able to purchase will be determined by dividing the sum previously collected by the reduced purchase price per share. In no event will any right to purchase shares under the ESPP be exercised for more than the specified purchase limit established by the Committee for the purchase period, and any amounts previously collected which would cause such limit to be exceeded will be refunded.

     Each participant will have the right to purchase the number of shares of Common Stock which have a total purchase price equal to a percentage of his or her "Base Compensation" as the participant designates in the enrollment forms. For purposes of the ESPP, Base Compensation is defined as the participant's base salary or wages payable during a given purchase period, including commissions, overtime pay and shift premiums, but excluding bonuses and other incentive payments. Each participant must designate a whole percentage of Base Compensation to be applied uniformly against each pay period during the purchase period. The minimum percentage of Base Compensation which may be designated by a participant is 2% and, if the ESPP Amendment is approved by the Company's stockholders, the maximum percentage of Base Compensation will be 15%.

     No right to purchase shares under the ESPP will be granted to an employee if the employee would, immediately after the grant, own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its subsidiaries.

     The Committee may from time to time and at its discretion revise or alter any allowed minimum or maximum percentages of Base Compensation.

  Allocation of Available Shares

     Should the total number of shares of Common Stock designated by all participants for purchase during a particular purchase period exceed the number of shares available under the ESPP for that period, the Committee will make a pro rata allocation of the available shares and will notify each participant.

  Payment for Shares

     Each participant will make payments towards the purchase of shares by means of payroll deductions. The payroll deductions will commence on the first pay period of a purchase period and end on the last pay period of the purchase period.

  Termination of Right to Purchase

     A participant may, at any time prior to the last day of the purchase period, terminate his or her right to purchase stock by notifying the Committee in writing. Any amounts deducted from the participant's pay or otherwise collected by reasons of his or her participation will be refunded, without interest, and no further amounts will be deducted. Once a participant terminates his or her right to purchase, participation may not resume during that purchase period.

  Reduction or Increase of Base Compensation Percentage

     A participant may reduce or increase his or her Base Compensation percentage once and only once during a purchase period by notifying the Committee in writing. The reduction or increase will only apply to future pay periods and, in the case of a reduction, no refund of past collections will be made.

  Termination of Employment

     If a participant ceases to be an employee of the Company or a participating subsidiary for any reason (including death or retirement) during a purchase period, the participant or his or her personal representative may either receive a stock certificate for the number of shares paid for during the purchase period up to the date of termination, or receive a cash refund of all sums previously collected during the purchase period. A participant has 30 days from the date of termination to make this election, but in no event later than the last date of the purchase period. If no election is made, the Company will refund all sums collected.

  Exercise

     A participant's right to purchase Common Stock under the ESPP will be automatically exercised on the last day of the purchase period. As soon as practicable after the date of exercise, the participant will be issued a stock certificate for the number of shares purchased. Only one certificate will be issued per participant with respect to each exercise of a right to purchase shares under the ESPP.

  No Rights as Stockholder

     A participant in the ESPP will not have any rights as a stockholder with respect to shares subject to a right to purchase stock granted him under the ESPP until the right to purchase is exercised. No adjustments will be made for dividends, distributions or other rights for which the record date is prior to the date of exercise.

  Assignability

     No right to purchase stock granted under the ESPP is assignable or transferable by a participant other than by will or by the laws of the descent and distribution, and during the lifetime of the participant, rights to purchase stock are exercisable only by the participant.

  Accrual Limitations

     No participant in the ESPP will be entitled to accrue rights to purchase stock under the ESPP which, when aggregated with purchase rights accruable by him under other qualified employee stock plans (within the meaning of Section 423 of the Code) of the Company or its subsidiary corporations, would permit the participant to purchase more than $25,000 worth of Common Stock (determined on the basis of the fair market value of such Common Stock on the date the participant accrues purchase rights under the ESPP) for each calendar year such purchase rights are at any time outstanding.

  Merger or Liquidation of the Company

     In the event that the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of sale, merger, reorganization or liquidation, each participant in the ESPP may either (i) receive a stock certificate for the number of shares of Common Stock paid for pursuant to payroll deductions made on behalf of the participant during the purchase period up to the day prior to the date of such transaction; or (ii) receive a cash refund of all sums previously collected from the participant during the purchase period.

  Interest

     No interest will be paid on any monies refunded to participants pursuant to the provisions of the ESPP.

  Withholding

     The Company may withhold any taxes required by any law or regulation of any governmental authority, whether federal, state or local, in connection with the purchase of stock under the ESPP or the sale of such stock that is not held for more than two years after the beginning of the purchase period during which the stock was purchased. Such withholding may include all or any portion of any payment or other compensation payable to the participant, unless the participant reimburses the Company for such amount.

  Amendment and Termination

     The Board may from time to time alter, amend, suspend or discontinue the ESPP, provided that no such action may adversely affect rights and obligations with respect to rights to purchase stock at the time outstanding under the ESPP. In addition, no such action of the Board may, without the approval of the stockholders of the Company, increase the number of shares subject to the ESPP or the maximum number of shares for which a right to purchase stock under the ESPP may be exercised (unless necessary to effect the adjustments required due to changes in capital structure), extend the term of the ESPP, alter the per share purchase price formula so as to reduce the purchase price per share specified in the ESPP, otherwise materially increase the benefits accruing to participants under the ESPP or materially modify the requirements for eligibility to participate in the ESPP. Furthermore, the ESPP may not, without the approval of the stockholders of the Company, be amended in any manner which will cause the ESPP to fail to meet the requirements of an "employee stock purchase plan" under Section 423 of the Code.

  Federal Income Taxes

     General Federal Tax Consequences. The following discussion summarizes certain United States federal income tax consequences of an employee's participation in the ESPP and is not intended to be a complete description of the tax consequences. The summary deals with the general tax principles applicable to the ESPP under current law, without regard to particular circumstances that may apply to individual participants in the ESPP, and is intended for general information only. Alternative minimum tax, Federal employment taxes, and state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

     Time of Purchase. For Federal income tax purposes, amounts deducted from a participant's paychecks in order to purchase shares under the ESPP are taxable to the participant as ordinary compensation income. The purchase of shares under the ESPP, however, is not itself a taxable event even though the participant pays less than market price for the shares (i.e., the compensation consisting of the difference between the market price and the purchase price is not taxable at the time of purchase)

     Sale of Shares Purchased Under the ESPP.

     If a participant sells shares purchased under the ESPP more than two years after the beginning of the purchase period during which he or she purchased the shares under the ESPP:

     - any gain up to the amount of the 15% discount from market price on the first day of the purchase period will be taxable as ordinary income, and any further gain will be taxable as capital gain, and

     - any loss will be treated as a capital loss.

     If a participant sells shares purchased under the ESPP within two years after the beginning of the purchase period during which he or she purchased the shares under the ESPP:

     - the difference between the purchase price and the value of the stock on the date of the purchase will be taxable as ordinary income in the year of sale (regardless of the market price of the shares at the time of sale), and any gain above the amount of the value of the stock on the date of the purchase will be taxable as a capital gain, and

     - any loss, after inclusion in the participant's tax basis of the amount treated as ordinary income as described above, will be treated as a capital loss.

     If the participant sells or disposes of shares purchased under the ESPP within two years after the beginning of the purchase period during which he or she purchased the shares under the ESPP, the Company generally will be entitled to a deduction on its income tax return for the full amount of the ordinary income recognized by the participant from fair market value on the date of purchase. In all other cases no deduction is allowed to the Company.

     Disposition by Gift. Generally, if a participant makes a gift of his or her shares, the participant will recognize the same amount of ordinary income had he or she sold the shares at such time.

     Death of a Participant. Upon the death of a participant prior to disposing of shares purchased under the ESPP, the tax return for the year ending upon participant's death must include, as ordinary income, the amount of ordinary income the decedent would have recognized had he or she sold such shares after satisfying the two year period described above.

  Shareholder Vote

     Approval of the ESPP Amendment will require the affirmative vote of the holders of a majority of the shares of the Common Stock represented and voting in person or by proxy at the Meeting, assuming a quorum is present. Abstentions as to this Proposal No. 4 will be treated as votes against Proposal No. 4. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of Proposal No. 4 and will not be counted as votes for or against Proposal No. 4. Properly executed, unrevoked Proxies will be voted FOR Proposal No. 4 unless a vote against Proposal No. 4 or abstention is specifically indicated in the Proxy.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE ESPP AMENDMENT.

                                 OTHER MATTERS

VOTING VIA THE INTERNET OR BY TELEPHONE

     Shares Registered Directly in the Name of the Shareholder. Shareholders with shares registered directly with our transfer agent, Norwest Bank, may vote telephonically by calling 1-800-240-6326 or you may vote via the Internet at the following address on the World Wide Web:

     www.eproxy.com/spnc/

     Shares Registered in the Name of a Brokerage Firm or Bank. A number of brokerage firms and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different than the program provided by Norwest Bank for shares registered in the name of the shareholder. If your shares are held in an account at a brokerage firm or bank participating in the ADP program, you may vote those shares telephonically by calling the telephone number referenced on your voting form. Votes submitted via the Internet through the ADP program must be received by 12:00 p.m. midnight (EDT) on June 20, 2000. The giving of such proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

     The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to give their voting instructions and to confirm that shareholders' instructions have been recorded properly. Submitting a proxy with the Proxy card or via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. The Company has been advised by counsel that the telephone and Internet voting procedures that have been made available through Norwest Bank and ADP Investor Communication Services are consistent with the requirements of applicable state law. Shareholders voting via the Internet through either Norwest Bank or ADP Investor Communication Services should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

     The Board of Directors knows of no other matters, other than the matters set forth in this Proxy Statement to be considered at the Meeting. If, however, any other matters properly come before the Meeting or any adjournment or adjournments thereof, the persons named in the accompanying Proxy will vote such Proxy in accordance with their best judgment on any such matter. The persons named in the accompanying Proxy will also, if in their judgment it is deemed to be advisable, vote to adjourn the Meeting from time to time.

                    DATE OF RECEIPT OF SHAREHOLDER PROPOSALS

     Shareholder proposals for inclusion in the Proxy Statement for the 2001 Annual Meeting of Shareholders must be received at the principal executive offices of the Company on or before December 15, 2000.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ PAUL C. SAMEK
                                            ------------------------------------
                                            Paul C. Samek
                                            Vice President Finance, Chief
                                            Financial Officer

Dated April 28, 2000

     PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY WILL BE APPRECIATED, AS IT WILL SAVE THE EXPENSE OF FURTHER MAILING.

                                                                    APPENDIX "A"

             SECOND AMENDMENT TO THE 1997 EQUITY PARTICIPATION PLAN
                        OF THE SPECTRANETICS CORPORATION

     This Second Amendment to the 1997 Equity Participation Plan of The Spectranetics Corporation (the "Amendment") is adopted by the Board of Directors of The Spectranetics Corporation, a Delaware corporation (the "Company"), effective as of June 21, 2000.

                                    RECITALS

     I. The Company's 1997 Equity Participation Plan (the "Plan") was adopted by the Board of Directors (the "Board") on April 14, 1997, and approved by the stockholders on June 9, 1997, and became effective as of June 9, 1997. The Company's First Amendment to the Plan was approved by the Board on October 22, 1997.

     II. The Board of Directors of the Company desires to amend the Plan to increase the number of shares of the Company's common stock available for issuance thereunder from 2,500,000 to 6,000,000.

     III. Section 2.1 of the Plan sets forth the provisions relating to the number of shares subject to the Plan.

     IV. Effective as of April 25, 2000, the Board of Directors unanimously adopted the Amendment in the form given below.

                                   AMENDMENT

     A. Section 2.1 is hereby amended in its entirety to read as follows:

          "2.1 Shares Subject to Plan. The shares of stock subject to Options, awards of Restricted Stock or Stock Appreciation Rights shall be Common Stock, initially shares of the Company's Common Stock, par value $.001 per share. The aggregate number of such shares which may be issued upon exercise of such options or rights or upon any such awards under the Plan shall not exceed Six Million (6,000,000). The shares of Common Stock issuable upon exercise of such options or rights or upon any such awards may be either previously authorized but unissued shares or treasury shares."

     The undersigned, Guy A. Childs, Assistant Secretary of the Company, hereby certifies that the Board of Directors of the Company adopted the foregoing Amendment as stated in Recital IV above.

     Executed at Colorado Springs, Colorado this 25th day of April, 2000.

                                            /s/ GUY A. CHILDS
                                            ------------------------------------
                                            Guy A. Childs, Assistant Secretary

                                                                    APPENDIX "B"

               SECOND AMENDMENT TO THE SPECTRANETICS CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN

     This Second Amendment to The Spectranetics Corporation Employee Stock Purchase Plan (the "Amendment") is adopted by the Board of Directors of The Spectranetics Corporation, a Delaware corporation (the "Company"), effective as of June 21, 2000.

                                    RECITALS

     I. The Company's Employee Stock Purchase Plan (the "Plan") was adopted by the Board of Directors of the Company (the "Board") on September 15, 1992, and approved by the stockholders on September 15, 1993. The Company's First Amendment to the Plan was approved by the Board on December 29, 1994, and approved by the stockholders on June 12, 1995.

     II. The Board desires to amend the Plan to (i) increase the number of shares of the Company's common stock which may be sold to employees thereunder from 350,000 to 850,000, and (ii) increase the maximum percentage of a participant's base compensation which may used to purchase stock in a particular purchase period from 5% to 15%.

     III. Effective as of April 25, 2000, the Board of Directors unanimously adopted the Amendment in the form given below, subject to approval of the Amendment by the Company's stockholders.

                                   AMENDMENT

     A. Section V(a) of the Plan is hereby amended and restated in its entirety to read as follows:

          "(a) Common Stock. The stock which is purchasable by Participants shall be the Company's authorized but unissued or reacquired Common Stock, par value $.001 per share (the "Common Stock"). In order to have shares available for sale under the Plan, the Company may repurchase shares of Common Stock on the open market or otherwise. The maximum number of shares which may be sold to employees during any single purchase period shall be established by the Committee prior to the beginning of the purchase period, provided however, that the total number of shares which may be sold to employees throughout the entire duration of the Plan shall not exceed 850,000 shares (subject to adjustment under subparagraph (b) below)."

     B. Section VI(c)(i) of the Plan is hereby amended and restated in its entirety to read as follows:

          "(i) The maximum percentage of a Participant's Base Compensation which may be paid for the purchase of stock in a particular purchase period shall be fifteen percent (15%); provided, however, that the Committee may establish prior to the beginning of the purchase period a maximum number of shares (subject to adjustment under Section V(b)) that may be purchased during the purchase period by each Participant."

     C. This Amendment shall be and is hereby incorporated in and forms a part of the Plan.

     D. All other terms and provisions of the Plan shall remain unchanged except as specifically modified herein.

     E. The Plan, as amended by this Amendment, is hereby ratified and confirmed.

     The undersigned, Guy A. Childs, Assistant Secretary, hereby certifies that the Board of Directors of the Company adopted the foregoing Amendment as stated in Recital III above.

     Executed at Colorado Springs, Colorado this 25th day of April 2000.

                                            /s/ GUY A. CHILDS
                                            ------------------------------------
                                            Guy A. Childs, Assistant Secretary

THERE ARE THERE WAYS TO VOTE YOUR PROXY


YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR                                 COMPANY #
SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR                                      CONTROL #
PROXY CARD.

VOTE BY PHONE - TOLL FREE - 1-800-240-6326 - QUICK *** EASY *** IMMEDIATE
o    Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. on
     June 20, 2000.
o    You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
o    Follow the simple instructions the Voice provides you.

VOTE BY INTERNET - http://www.eproxy.com/spnc/ - QUICK *** EASY *** IMMEDIATE
o    Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. on June 20, 2000.
o    You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to
Spectranetics, c/o Shareowner Services(TM), P.O Box 64873, St. Paul, MN 55164-0873.

                             IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

                               THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4

1. Election of directors:     01 Joseph A. Largey  02 James A. Lent      [ ] Vote FOR           [ ] Vote WITHHELD
                                                                             all nominees           from all nominees
                                                                             (except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, [                                           ]
write the number(s) of the nominee(s) in the box provided to the right.)


                                                       Please fold here
----------------------------------------------------------------------------------------------------------------------------

2. To approve an amendment to the 1997 Equity Participation Plan to increase the number of shares authorized for issuance thereunder from
   2,500,000 shares to 6,000,000 shares.                                        [ ] For    [ ] Against    [ ] Abstain

3. To ratify the appointment of KPMG Peat Marwick LLP as independent
   auditors for the current fiscal year.                                        [ ] For    [ ] Against    [ ] Abstain

4. To approve an amendment to the Company's Employee Stock Purchase
   Plan to increase the number of shares reserved for issuance thereunder from 350,000 shares to 850,000 shares and to increase the maximum percentage of a participant's base compensation which may be used to
   purchase stock in a particular period from 5% to 15%.                        [ ] For    [ ] Against    [ ] Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box [ ]                                                  Date
Indicate changes below;                                                           ----------------------


                                                                           [                                                      ]

                                                                           Signature(s) in Box
                                                                           Please sign exactly as your name(s) appear on Proxy.
                                                                           If held in joint tenancy, all persons must sign.
                                                                           Trustees, administrators, etc., should include title
                                                                           and authority. Corporations should provide full name
                                                                           of name of corporation and title of authorized officer
                                                                           signing the proxy.


                         THE SPECTRANETICS CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS

                            WEDNESDAY, JUNE 21, 2000

                                10:00 A.M. (EDT)

                            HOTEL INTER-CONTINENTAL
                              111 EAST 48TH STREET
                               NEW YORK, NEW YORK






--------------------------------------------------------------------------------

         THE SPECTRANETICS CORPORATION
         96 TALAMINE COURT
         COLORADO SPRINGS, CO 80907                                  PROXY
         -----------------------------------------------------------------

         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON JUNE 21, 2000.

         The shares of stock you hold in your account will be voted as you specify on the reverse side.

         IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1, 2, 3, AND 4.

         By signing the proxy, you revoke all prior proxies and appoint Joseph A. Largey and Paul C. Samek, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.









                      See reverse for voting instructions.